PROSPECTUS SUPPLEMENT NO. 8                     FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED NOVEMBER 6, 1998)               REGISTRATION NO.: 333-58541

                                  $103,500,000

                                 (GENESCO LOGO)

                 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2005

                             ---------------------

     This Prospectus Supplement No. 8 supplements and amends the Prospectus dated November 6, 1998, as amended by Prospectus Supplement No. 1 dated December 1, 1998, Prospectus Supplement No. 2 dated December 16, 1998, Prospectus Supplement No. 3 dated January 29, 1999, Prospectus Supplement No. 4 dated March 1, 1999, Prospectus Supplement No. 5 dated April 1, 1999, Prospectus Supplement No. 6 dated May 3, 1999 and Prospectus Supplement No. 7 dated August 24, 2000 (as amended, the "Prospectus"), relating to the resale from time to time by the holders of up to $103,500,000 aggregate principal amount of 5 1/2% Convertible Subordinated Notes due 2005 (the "Notes") of Genesco Inc., a Tennessee corporation ("Genesco" or the "Company"), and the resale of shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

     The table on pages 30 through 31 of the Prospectus which sets forth information with respect to the Selling Securityholders (as defined in the Prospectus), the respective amount of Notes beneficially owned by each Selling Securityholder, the respective amount of Notes being offered by each Selling Securityholder, and the number of shares of Common Stock offered pursuant to the Prospectus is hereby amended as follows:

     The deletion on page 30 of the Prospectus of:

     "Arkansas Teacher Retirement System............  $  651,000   $  651,000    30,934"

     and

     "Columbia Healthcare Corp......................  $  301,000   $  301,000    14,303"

     and the substitution therefor of:

     "Arkansas Teacher Retirement System............  $  987,000   $  987,000    46,899"

     and

     "Columbia Healthcare Corp......................  $  572,000   $  572,000    27,180"

     The Prospectus, together with this Prospectus Supplement No. 8, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933 with respect to offers and sales of the Notes and the resale of shares of Common Stock issuable upon conversion of the Notes.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

          The Date of This Prospectus Supplement is January 10, 2001.